Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gerald T. Mulligan
President & CEO (978) 725-7555
LSB Corporation Repurchases U. S. Treasury’s Warrant as Part of the Capital Purchase Program
Redemption
NORTH ANDOVER, MA, — (MARKET WIRE) — December 16, 2009 — LSB Corporation (NASDAQ-LSBX) (the “Company”) today announced that it repurchased for $560,000 the warrant for 209,497 shares of the Company’s common stock sold to the U.S. Treasury in connection with the Treasury’s preferred stock investment made under the Capital Purchase Program on December 12, 2008. The warrant had an exercise price of $10.74 per share. The Company redeemed the Treasury’s preferred stock investment on November 18, 2009.
“This warrant repurchase represents the final step in a lengthy process to exit the Capital Purchase Program. It gives me great pleasure to report to our shareholders that the Company was able to negotiate what I believe is a fair price for the repurchase of the warrant,” said Gerald T. Mulligan, President and CEO of LSB Corporation and River Bank.
The Company and the Bank exceeded the federal regulatory standards to be considered “well-capitalized” prior to participation in the Capital Purchase Program and will continue to be “well-capitalized” after repurchase from the U.S. Treasury of both the warrant and its preferred stock investment.
Press releases and SEC filings can be viewed on the internet at our website www.RiverBk.com/press-main.html or www.RiverBk.com/stockholder-info.html, respectively.
LSB Corporation is a Massachusetts corporation that conducts all of its operations through its sole subsidiary, River Bank (the “Bank”). The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 2 full-service banking offices in New Hampshire in Derry and Salem. As of September 30, 2009, the Company had total assets of $807 million and total deposits of $471 million.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, changes in real estate valuations, general economic conditions (either nationally or regionally), regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.